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                                                                    EXHIBIT 99.2

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       FREQUENTLY ASKED QUESTIONS FOR ALL COX ENTERPRISES, INC. EMPLOYEES
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1.       WHAT HAS HAPPENED?
         In August, CEI proposed to acquire all of the publicly-held minority shares of CCI it did not already own. Upon this announcement, the independent members of the CCI board formed a Special Committee to evaluate this proposal.

         Today, the CCI Board, upon the unanimous recommendation of the CCI Special Committee, approved a modified agreement under which CEI will acquire the minority publicly held shares for $34.75 per share in cash.

2.       WILL CCI'S BUSINESS CONTINUE TO OPERATE AS IT IS CURRENTLY?
         yes.

3. WILL THE TRANSACTION RESULT IN AN ORGANIZATIONAL CHANGE AT CCI OR CEI? No, this will not change our businesses. CCI will continue to provide great customer service and state-of-the-art products to its subscribers. We know CCI well and believe it has terrific management and a bright future.

         CEI has always believed in allowing its companies the freedom and flexibility to run their businesses. That philosophy has not changed as a result of this action.

4. WHAT DOES THIS MEAN FOR EMPLOYEES OF OTHER CEI COMPANIES? All companies will continue to operate as they do currently.

5.       WILL WE BE DOING A SIMILAR TRANSACTION WITH COX RADIO?
         As a matter of corporate policy, we don't speculate on our future actions. We are not currently contemplating any similar plan or proposal involving Cox Radio, which is a highly valued member of the CEI family of businesses.

6.       WHAT HAPPENS TO ANY CCI STOCK THAT I MAY OWN?
         In general, if you own shares in CCI you will be able to participate in the tender offer on the same basis as all other shareholders. CEI and CCI will be filing offering materials with the SEC, which should be mailed to CCI shareholders in approximately two weeks. These materials will provide instructions about what you can do with your shares, and you are free to choose whether to sell your shares as part of the tender offer. If you do not choose to participate in the tender offer, then at the time of the merger anticipated to occur thereafter, your shares would be cancelled and you would be entitled to receive the same per share cash payment as is made to all tender offer participants, unless you appropriately exercise appraisal rights under Delaware law.


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         (A)      CCI STOCK OWNED OUTRIGHT THROUGH A BROKERAGE ACCOUNT. If you
         own CCI stock through a broker, you will receive a special mailing from your broker containing the tender offer documents, a cover letter requesting your instructions whether or not to tender your shares, and a reply envelope to send your instructions to the broker if you choose to have them tender your shares.

         (B) CCI STOCK REPRESENTED BY A STOCK CERTIFICATE. If you own CCI stock and hold a paper stock certificate, you will receive a special mailing from the tender offer exchange agent, Wachovia Bank, on Cox's behalf containing tender offer documents, including a letter of transmittal and a reply envelope to send your certificate and instructions if you choose to tender your shares.

7.       WHAT IS THE NEXT STEP IN THE PROCESS?
         CEI and CCI expect to commence the formal tender for the publicly held shares in approximately two weeks. That offer will stay open for a minimum of 20 business days. Following the successful completion of the tender offer, CEI would implement a merger under which CCI would become a wholly-owned subsidiary of CEI. We expect the entire process likely will be completed by mid-December.

8.       WHERE AND WHEN WILL EMPLOYEES GET MORE INFORMATION?
         We know you have many questions, but both CEI and CCI are limited under SEC regulations as to the amount of information we can share. The tender offer documents, once available, will contain additional details regarding the tender offer and anticipated second-step merger. We hope you will read these documents when they are available and that they provide you with a better understanding of the background and details of this transaction. After filing the tender offer material, you will still be limited to the information filed.

         In the interim, a dedicated toll-free line has been created to take your questions. Please take the opportunity to call the line and leave a message, at (866) 700-0301 or in the Atlanta area, (678) 645-4730. We encourage you to leave a recorded message with your questions.

         CCI shareholders and other interested parties are urged to read the relevant documents filed with the SEC when they become available because they will contain important information. CCI shareholders will be able to obtain such documents free of charge at the SEC's web site:www.sec.gov or from CEI at 6205 Peachtree Dunwoody Road, Atlanta, GA 30328, Attn: Corporate Communications.


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             FREQUENTLY ASKED QUESTIONS FOR COX COMMUNICATIONS, INC.
                  LONG TERM INCENTIVE PLAN (LTIP) PARTICIPANTS
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 WHAT CAN I DO WITH MY CCI OPTIONS?
 The vesting and exercise provisions of all of your outstanding options (vested and unvested) should not be affected by the tender offer or the merger anticipated to occur thereafter. However, after such a merger CCI's shares would no longer be listed for trading on the New York Stock Exchange, so the ability to resell shares received from the exercise of options would be limited. Holders of vested "in the money" options (i.e., options with an exercise price lower than the current market price) may (subject to applicable plan or company restrictions):

         (A) prior to the merger, exercise these options and simultaneously resell the shares acquired (e.g., through a cashless exercise);

         (B) prior to the merger, exercise these options using your own funds, in which case you would become a shareholder eligible to participate in the tender offer or merger on the same basis as any other shareholder;

         (C) simultaneous with the merger, agree to accept a "cashout" payment from CCI for the surrender of these options, equal to the difference between the merger price and the exercise price for each such option, less applicable taxes (details of this cashout offer will be mailed to all holders of vested "in the money" options); or

         (D) elect to do nothing, in which case your options would continue under their current terms, except that the ability to resell the shares would be limited if CCI's shares were no longer listed on the New York Stock Exchange.

         You may obtain a statement showing your long-term incentive awards by calling Wachovia at (877) 828-0483.

         CCI shareholders and other interested parties are urged to read the relevant documents filed with the SEC when they become available because they will contain important information. CCI shareholders will be able to obtain such documents free of charge at the SEC's web site:www.sec.gov or from CEI at 6205 Peachtree Dunwoody Road, Atlanta, GA 30328, Attn: Corporate Communications.


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             FREQUENTLY ASKED QUESTIONS FOR COX COMMUNICATIONS, INC.
       LONG TERM INCENTIVE PLAN (LTIP) PARTICIPANTS WITH RESTRICTED STOCK
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9.       WHAT HAPPENS TO ANY CCI RESTRICTED STOCK I OWN UNDER THE LONG-TERM
         INCENTIVE PLAN?
         If you hold restricted stock, you will not be able to participate in the tender offer due to the transfer restrictions on your shares. However, you will receive a letter from Cox stating the number of restricted shares you hold. At the time of the anticipated merger, your restricted shares will be cancelled, and you will receive a per share cash payment equal to the tender offer price, less applicable tax withholding. This payment will be delivered to you directly by Wachovia Bank.

10.      WHAT CAN I DO WITH MY CCI OPTIONS?
          The vesting and exercise provisions of all of your outstanding options (vested and unvested) should not be affected by the tender offer or the merger anticipated to occur thereafter. However, after such a merger CCI's shares would no longer be listed for trading on the New York Stock Exchange, so the ability to resell shares received from the exercise of options would be limited. Holders of vested "in the money" options (i.e., options with an exercise price lower than the current market price) may (subject to applicable plan or company restrictions):

         (A) prior to the merger, exercise these options and simultaneously resell the shares acquired (e.g., through a cashless exercise);

         (B) prior to the merger, exercise these options using your own funds, in which case you would become a shareholder eligible to participate in the tender offer or merger on the same basis as any other shareholder;

         (C) simultaneous with the merger, agree to accept a "cashout" payment from CCI for the surrender of these options, equal to the difference between the merger price and the exercise price for each such option, less applicable taxes (details of this cashout offer will be mailed to all holders of vested "in the money" options); or

         (D) elect to do nothing, in which case your options would continue under their current terms, except that the ability to resell the shares would be limited if CCI's shares were no longer listed on the New York Stock Exchange.

         You may obtain a statement showing your long-term incentive awards by calling Wachovia at (877) 828-0483.

         CCI shareholders and other interested parties are urged to read the relevant documents filed with the SEC when they become available because they will contain important information. CCI shareholders will be able to obtain such documents free of charge at the SEC's web site:www.sec.gov or from CEI at 6205 Peachtree Dunwoody Road, Atlanta, GA 30328, Attn: Corporate Communications.


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                      FREQUENTLY ASKED QUESTIONS FOR FORMER
                       COX COMMUNICATIONS, INC. EMPLOYEES
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         WHAT CAN I DO WITH MY CCI OPTIONS?
         The vesting and exercise provisions of all of your outstanding options (vested and unvested) should not be affected by the tender offer or the merger anticipated to occur thereafter. However, after such a merger CCI's shares would no longer be listed for trading on the New York Stock Exchange, so the ability to resell shares received from the exercise of options would be limited. Holders of vested "in the money" options (i.e., options with an exercise price lower than the current market price) may (subject to applicable plan or company restrictions):

         (A) prior to the merger, exercise these options and simultaneously resell the shares acquired (e.g., through a cashless exercise);

         (B) prior to the merger, exercise these options using your own funds, in which case you would become a shareholder eligible to participate in the tender offer or merger on the same basis as any other shareholder;

         (C) simultaneous with the merger, agree to accept a "cashout" payment from CCI for the surrender of these options, equal to the difference between the merger price and the exercise price for each such option, less applicable taxes (details of this cashout offer will be mailed to all holders of vested "in the money" options); or

         (D) elect to do nothing, in which case your options would continue under their current terms, except that the ability to resell the shares would be limited if CCI's shares were no longer listed on the New York Stock Exchange.

         You may obtain a statement showing your long-term incentive awards by calling Wachovia at (877) 828-0483.

         CCI shareholders and other interested parties are urged to read the relevant documents filed with the SEC when they become available because they will contain important information. CCI shareholders will be able to obtain such documents free of charge at the SEC's web site:www.sec.gov or from CEI at 6205 Peachtree Dunwoody Road, Atlanta, GA 30328, Attn: Corporate Communications.


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